UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006

The Immune Response Corporation

(Exact name of registrant as specified in its charter)

000-18006

(Commission File Number)

Delaware	33-0255679
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5931 Darwin Court, Carlsbad, California 92008

(Address of principal executive offices, with zip code)

(760) 431-7080

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

As previously reported, in March 2006 we closed a private placement of secured convertible notes and warrants to accredited investors. The notes had an aggregate original principal amount of $8,000,000. The conversion price of the notes is $0.02 per share. The noteholders also received a total of 1,200,000,000 warrants to purchase our common stock at $0.02 per share. The warrants are divided into two 600,000,000 share tranches. The unexercised warrants from the first tranche expired on August 7, 2006. The second tranche of warrants became exercisable on October 16, 2006 and will expire on March 1, 2007 unless they are exercised by that date.

On December 18 and 19, 2006, two noteholders converted $125,000 of outstanding principal balance plus accrued interest of $7,950 into 6,647,501 shares of common stock pursuant to the terms of the notes at $0.02 per share.

The 6,647,501 note conversion shares were issued to the accredited investor noteholders pursuant to the Securities Act Section 3(a)(9) registration exemption.

After the December 18 and 19, 2006 note conversions, the aggregate outstanding principal balance of the notes is $5,530,000.

Item 3.03.	Material Modification to Rights of Security Holders.

On December 20, 2006, we effected a 1-for-100 reverse stock split of our common stock, via an amendment of our certificate of incorporation.

Corresponding adjustments were made to the exercise and conversion prices of all of our exercisable and convertible securities, and to the number of common shares issuable upon exercise/conversion thereof.

As part of the reverse stock split, we also reduced our authorized number of common shares 100-fold, from 3.5 billion to 35 million.

Our common stock is now trading under the symbol “IMRP” effective December 20, 2006 as a result of the one-for-100 reverse stock split. Also effective on December 20, 2006, our publicly traded “Class B” warrants will trade under the symbol “IMRPZ.”

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

3.1.2	Certificate of Amendment of Certificate of Incorporation, filed December 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

December 20, 2006	By:	/s/ Michael K. Green
	Name:	Michael K. Green
	Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1.2	Certificate of Amendment of Certificate of Incorporation, filed December 19, 2006.